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EXHIBIT 23.1

[LETTERHEAD]

June 23, 2001

Mid-State Bancshares
1026 Grand Avenue
Arroyo Grande, California 93420

Gentlemen:

    We hereby consent to the inclusion of the Fairness Opinion of The Findley Group in the Form S-4 Registration Statement of Mid-State Bancshares in connection with the acquisition of Americorp.

Sincerely,
S/S Gary Steven Findley Gary Steven Findley Director

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EXHIBIT 23.1